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Exhibit 99.1

ALLOS REPORTS PRELIMINARY RESULTS OF PIVOTAL PHASE 3 CLINICAL TRIAL OF
RSR13 IN BRAIN METASTASES

—Survival benefit observed in metastatic breast cancer patients—

        WESTMINSTER, Colo., April 23, 2003—Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced preliminary results of a pivotal Phase 3 trial that evaluated the radiation sensitizer agent RSR13 (efaproxiral) in patients with brain metastases. The company will hold a conference call today at 11:00 a.m. EDT to discuss these results.

        While the difference in overall survival between patients who received RSR13 plus whole brain radiation therapy (WBRT) and patients who received only WBRT was not statistically significant, the trial showed a positive survival benefit among patients with metastatic breast cancer. As in previous clinical trials, the Phase 3 trial also confirmed RSR13's strong safety profile.

        Patients receiving RSR13 plus WBRT experienced a 17.6 percent improvement in median survival compared to patients receiving WBRT alone, according to an unadjusted log-rank analysis of overall survival (5.26 months vs. 4.47 months; p-value = 0.17; n = 538).

        In the prospectively defined intent-to-treat group of patients with brain metastases from only breast cancer and non-small cell lung cancer (NSCLC), patients receiving RSR13 had a 32.4 percent increase in median survival versus control (5.91 months vs. 4.47 months; p = 0.12; n = 414).

        Per the pre-specified statistical plan, the company also performed an analysis of eligible patients, which excluded patients improperly admitted to the trial. Eligible patients receiving RSR13 plus WBRT experienced a 23 percent increase in median survival versus control (p = 0.15; n = 515). In the breast and NSCLC subgroup of patients, the RSR13-treatment arm showed a 35.3 percent increase in median survival versus control (p = 0.07; n = 397).

        Other key observations from the trial include:

  •
  Median survival was doubled among eligible patients with metastatic breast cancer who received RSR13 plus WBRT versus those who received only WBRT (9.00 months vs. 4.47 months; p = 0.002; n = 107). While this subset was not defined as an intent-to-treat subgroup, breast cancer was a pre-specified stratification factor.

  •
  There was a 48 percent increase in median survival among patients in the breast and NSCLC intent-to-treat subgroup who were diagnosed with their original cancer before they were diagnosed with brain metastases and who were treated with RSR13 plus WBRT (6.60 months vs. 4.47 months; p = 0.003; n = 273).

  •
  Only 7 percent of patients treated with RSR13 experienced a serious adverse event (SAE) related to RSR13. The most common SAE was hypoxia (3.4 percent), which is dose-dependent and effectively managed with supplemental oxygen.

        "While we would have liked to have seen a robust survival effect among all patients, the benefits observed in patients with metastatic breast cancer are impressive. There are very few trials where you double the median survival," said John Suh, M.D., radiation oncologist at the Cleveland Clinic's Brain Tumor Institute and co-chair of the trial.

        "This is the first time a radiation sensitizer has shown a survival benefit in any class of patients with brain metastases in a large randomized Phase 3 trial," said Michael E. Hart, president and CEO of Allos Therapeutics, Inc. "These data suggest RSR13 has a clear treatment effect in this patient population and the potential to address a significant unmet medical need. RSR13 was safe and well tolerated by patients in the study and may prove to be one of the safer drugs used in clinical oncology."

        The company plans to review the results of this study with the U.S. Food and Drug Administration (FDA) within the next several weeks to determine appropriate next steps. A more complete analysis will be presented to the scientific community at a medical meeting later this year.

About the RSR13 Phase 3 Trial

        The study was initiated in February 2000, and 538 patients were enrolled at more than 83 cancer centers in 11 countries, including the United States, Canada, Europe and Australia. This randomized open-label pivotal Phase 3 study was designed to compare the safety and efficacy of WBRT combined with RSR13 to WBRT alone in patients with brain metastases. In the RSR13 treatment arm, patients received a 30-minute infusion of approximately 75 to 100mg/kg a day of RSR13 plus oxygen followed by the standard dose of WBRT (10 fractions of 3 Gy for a total dose of 30 Gy) for 10 days. In the control arm, patients received standard WBRT plus oxygen. The primary endpoint was a difference in overall survival between the two arms. Secondary endpoints were also evaluated, including time to radiographic tumor progression and response rate in the brain. Both endpoints were independently assessed by blinded review of CT or MRI scans taken at baseline, one month after treatment and every three months thereafter until death. Other secondary endpoints were time to clinical progression, cause of death and quality of life. The FDA has granted Fast Track Product designation for RSR13 in this indication.

About Brain Metastases

        Brain metastases, the most common type of brain cancer, are tumors that have spread to the brain from a malignant tumor in another part of the body. This condition occurs in approximately one out of five cancer patients, most often in patients with breast cancer or non-small cell lung cancer. There are approximately 170,000 cases per year. Standard WBRT is the primary therapy for these patients and it has been shown to prevent or reduce complications and to increase survival.

Conference Call and Webcast Information

        Allos Therapeutics will host a conference call and web cast Wednesday, April 23 at 11:00 a.m. EDT to discuss the results of the Phase 3 trial. The following phone numbers will provide access to the conference call, the replay of which will be available through April 30, 2003.

WHEN: Wednesday, April 23, 2003 at 11:00 a.m. EDT
WHERE: Live Call: Domestic: 800.915.4836; International: 1.973.317.5319. No pass code is required.
REPLAY: Domestic: 800.428.6051; International: 1.973.709.2089. Pass code: 291267.
The replay will be available for five business days following the call.
WEBCAST: Access via www.allos.com.

About Allos Therapeutics, Inc.

        Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy and certain chemotherapeutic drugs. In addition, Allos is developing PDX, a novel small molecule cytotoxic injectable anti-folate (DHFR inhibitor) for the treatment of NSCLC, mesothelioma and non-Hodgkin's lymphoma; and BGP-15, a compound that has shown potential as a chemotherapy protectant. For more information, please visit the company's web site at: www.allos.com.

        This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to Allos' ability to adequately demonstrate the safety and efficacy of RSR13 for use as a radiation sensitizer in the treatment of brain metastases or any other type of cancer, obtain regulatory approvals for its product candidates, including RSR13, BGP-15 and PDX, and successfully commercialize and market its product candidates, as well as other risks and uncertainties detailed from time to time in the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

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Allos Therapeutics, Inc. Monique M. Greer 720-540-5241 (direct) mgreer@allos.com	Media: Paul Laland (415) 717-2191 lalandp@fleishman.com
Julie Morrow 415-318-4233 morrowju@fleishman.com

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ALLOS REPORTS PRELIMINARY RESULTS OF PIVOTAL PHASE 3 CLINICAL TRIAL OF RSR13 IN BRAIN METASTASES